EXHIBIT 10.54

December 31, 2014

Daniel Schulman
c/o eBay Inc.
2065 Hamilton Avenue
San Jose, California 95125

Dear Dan:
This letter will serve as an amendment to the employment offer letter between you and eBay Inc. (the “Company”) dated September 29, 2014 (the “Letter”). Among other items, the Letter describes an equity clawback make-good payment (the “Equity Clawback Make-good Payment”) to cover the pre-tax income you would be required to repay your current employer for amounts realized in the 24 months prior to your termination of employment, up to a total amount of $10,496,388. You agreed to work with the Company’s counsel to negotiate with your now former employer to avoid the imposition of the clawback to the extent possible, and have done so.
In the course of negotiations, your prior employer claimed that it was entitled to a greater amount in repayment, on the grounds that additional awards would be encompassed under the employer’s clawback agreements. The Company and you have disputed that claim, and the parties have now come to a compromise to resolve any and all claims of your former employer. As a result, the amount of the Equity Clawback Make-good Payment will be in the amount of up to $13,800,000.00.
Except as specifically set forth in this amendment, all other terms and conditions of the Letter will remain in full force and effect.
Very truly yours,

/s/ John Donahoe
John Donahoe
President and Chief Executive Officer
eBay Inc.

ACCEPTED:
/s/ Daniel Schulman
Daniel Schulman

December 31, 2014